EXECUTION COPY

                                                                   Exhibit 10.1



                              EMPLOYMENT AGREEMENT

               AGREEMENT (the "Agreement") by and between AMF Bowling Inc., a Delaware corporation (the "Company"), and Roland Smith (the "Executive"), dated as of the 28th day of April, 1999 (the "Effective Date").

               1. Employment Period. The Company shall employ the Executive, and the Executive agrees to, and shall, serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"); provided, however, that on the scheduled end of the Employment Period, and on each anniversary of such date, the Employment Period shall automatically be extended for a one-year period unless the Company or the Executive gives notice to the other at least 180 days before an extension is to take effect that they do not desire the Employment Period to be extended.

               2. Position and Duties. (a) Position. During the Employment Period, the Executive shall be the President and Chief Executive Officer of the Company with such duties, authority and responsibilities as are reasonably assigned to him by the Board of Directors of the Company (the "Board") consistent with his position as President and Chief Executive Officer of the Company. Such duties and responsibilities may, at the request of the Board, include serving as an officer or director of certain subsidiaries of the Company. Upon the Effective Date, the Executive shall be appointed to the Board.

               (b) Duties. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive

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shall devote his full attention and time during normal business hours to the business and affairs of the Company and shall perform his services primarily at the Company's headquarters, wherever the Board may from time to time designate them to be, but in any case, within a 30-mile radius of the Company's current corporate headquarters in Richmond, Virginia, and to the extent necessary to discharge the responsibilities reasonably assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not compete with and are not provided to or for any entity that competes with or intends to compete with the Company or any of its subsidiaries and do not interfere significantly with the performance of the Executive's responsibilities under this Agreement.

               3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive from the Company an annual base salary ("Annual Base Salary") of $575,000, payable in equal installments at intervals not less frequent than monthly. The Executive's Annual Base Salary may be increased by the Board which shall review it annually in January of each year. The Executive's Annual Base Salary shall not be reduced below $575,000, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

               (b) Annual Bonus. In addition to the Annual Base Salary, for each calendar year or portion thereof ending during the Employment Period, the Executive shall be eligible to earn an annual bonus from the Company (the annual bonus from time to time in effect for the then current year is referred to as the "Annual Bonus") in an amount equal to 75 percent of the Executive's Annual

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Base Salary. 50 percent of the Annual Bonus (the "Discretionary Bonus") shall be based on discretionary objectives (the "Objectives") set by the Compensation Committee of the Board (the "Committee") and 50 percent of the Annual Bonus shall be based on operation and financial targets (the "Targets") set by the Committee (the "Target Bonus"). The Annual Bonus shall be reduced pro rata for any year during the Employment Period that is not a full year (based on the actual number of days of such year included in the Employment Period). The Objectives and the Targets shall be determined by the Committee (provided, that the Executive may consult with the Committee prior to its determinations), and set forth in writing each year prior to the end of the first quarter of the year to which such Objectives and Targets apply. Each Annual Bonus shall be paid no later than 30 days after the Company's audited consolidated financial statements with respect to the year for which the Annual Bonus is awarded are available, but in no event later than March 31 of the following year. Notwithstanding the foregoing, the Executive's Annual Bonus for 1999 shall not be less than $431,250. Nothing herein shall prevent the Committee from awarding the Executive any additional discretionary bonus that it may deem appropriate.

               (c) Signing Bonus. The Executive shall be entitled to a payment of $500,000, that shall be paid within 30 days following the Effective Date and that shall be deemed fully earned on the Effective Date.

               (d) Relocation Expenses. The Executive shall be entitled to prompt reimbursement of relocation expenses as set forth in Exhibit A hereto, plus any losses (after deducting any costs that are not reimbursed by the

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Company) incurred by the Executive in the sale of the Executive's house (cost, including capital improvements, of $850,000) and boat (cost, including capital improvements, of $210,000); provided, that reimbursement for any losses shall not exceed $50,000 in the aggregate.

               (e) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as generally applicable to other senior executives; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as provided generally to senior executives of the Company; provided, however, that nothing in this Agreement shall impose on the Company any obligation to offer to the Executive participation in any stock, stock option, bonus or other incentive award, plan, practice, policy or program other than the awards made pursuant to Sections 3(b) or 4 hereof. The Executive shall be entitled to retain for his own personal use any frequent flyer miles and similar travel awards obtained with respect to the Executive's travel.

               (f) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.


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               (g) Vacation. The Executive shall be entitled to 4 weeks of paid vacation for each full year during the Employment Period and a pro rata portion thereof during each partial year during the Employment Period; provided, however, that the Executive shall be entitled to 4 weeks of paid vacation for the year ending December 31, 1999. Up to an aggregate of 2 weeks of unused vacation may be carried forward to the next year during the Employment Period and used therein and any unused vacation in excess of 2 weeks shall lapse.

               4. Option. (a) Option Grant. The Executive is hereby granted on the Effective Date an option (the "Option") to purchase 1,000,000 shares of the Company's common stock, at an exercise price per share equal to "fair market value" on the date of grant, as defined in the Company's 1998 Stock Incentive Plan, as amended (the "Plan"). The Executive may make payment on the exercise of the vested portion of the Option by certified or bank check or such other instrument as the Company may accept or by "cashless exercise" procedures established by the Company. Unless sooner exercised or forfeited as provided in this Agreement, the Option shall expire on the tenth anniversary of the date of this Agreement. The Option is granted pursuant to the attached Option Agreement and the Option shall, except as otherwise expressly provided herein, be governed by the terms of the Plan and Option Agreement. Although the Option is not granted pursuant to the Plan, the Executive hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as if the Option had been granted thereunder. Within a reasonable time after the Effective Date, the Company will register the issuance of the common stock underlying the Option on Form S-8 (or any successor form) and will use its reasonable efforts to cause such registration statement to remain effective until the full exercise or expiration of the Option.


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               (b) Vesting. The Option shall vest and become exercisable in installments according to the following schedule:

               Term of Employment
               Since the Effective Date                Vested Percentage
               ------------------------                -----------------
                Effective Date                         20 percent
                At least 1 year,
                   but less than 2 years               40 percent
                At least 2 years,
                   but less than 3 years               60 percent
                At least 3 years,
                   but less than 4 years               80 percent
                4  years, or more                      100 percent


In the event of a Change in Control (as defined in Section 6(d) hereof), any outstanding and unvested portion of the Option shall immediately vest and become exercisable.

               (c) Treatment of Option Upon Termination of Employment. In the event of a termination of the Executive's employment by the Company without Cause (other than Disability) or by the Executive for Good Reason, (i) the portion of the Option that would have vested during the two-year period following the Date of Termination shall immediately vest and become exercisable;
(ii) the portion of the Option vested as of the Date of Termination, including that portion vested pursuant to clause (i) above, shall be exercisable for the 90-day period following the Date of Termination; and (iii) the portion of the Option not vested as of the Date of Termination, shall be forfeited on the Date of Termination. In the event of the Executive's death or termination of the Executive's employment, other than by the Company without Cause or by the Executive for Good Reason, the Executive (or the Executive's estate or legal


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representative): (i) shall forfeit the portion of the Option not vested as of the Date of Termination; and (ii) shall have 90 days following the Date of Termination to exercise the vested portion of the Option, if such termination of employment is for any reason other than the Executive's death (in which event the exercise period shall be one year) or for Cause. In the event of the Executive's termination of employment for Cause, the Executive shall forfeit the unexercised portion of the Option (whether vested or unvested) on the Date of Termination. The vested portion of the Option not exercised within the specified periods of time shall be forfeited by the Executive or the Executive's estate or legal representative.

               5. Termination of Employment. (a) Death or Disability. The Executive's employment under this Agreement shall terminate automatically in the event of the Executive's death. The Company shall be entitled to terminate the Executive's employment in the event of the Executive's Disability. "Disability" means that the Executive has been unable, for a period of (i) 120 consecutive days or (ii) an aggregate of 180 days in a period of 365 consecutive days, to perform, with or without reasonable accommodation to the Executive, his essential duties under this Agreement, as a result of physical or mental illness or injury. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of his duties in accordance with the provisions of Section 2(b) hereof before the Disability Effective Date. In the event of a dispute as to whether the Executive has suffered a Disability, the final determination shall be made by a licensed physician selected by the Board and acceptable to Executive in the Executive's reasonable judgment.


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               (b) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason within 90 days following the Executive's actual knowledge of an event constituting Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's written consent: (i) any material diminution in the Executive's title, authority, duties or responsibilities inconsistent with his position as the President and Chief Executive Officer of the Company (other than as a result of the Executive's physical or mental incapacity); (ii) any removal of the Executive from any of the positions set forth in Section 2(a) hereof; (iii) any reduction in the Executive's Annual Base Salary; (iv) the Company's requiring the Executive to be based at any office or location other than as provided in Section 2(b) hereof; or (v) the Company's failure to comply with its material obligations under this Agreement. The Executive shall provide the Company with written notice of any of the events set forth in subsections (i) or (v) of this Section 5(b) and the Company shall have 15 days to cure. The Executive may not terminate employment for Good Reason as a result of any such event specified in subsections (i) or
(v) of this Section 5(b) if the Company effectuates such cure within the 15-day period.

               (c) Termination by the Company. The Company may terminate the Executive's employment at any time during the Employment Period with or without Cause. A termination of the Executive's employment at the end of the Employment Period by the Company providing the notice described in Section 1 hereof, as the same may be extended from time to time as provided in Section 1 hereof, shall be deemed to be a termination of the Executive's employment by the Company without Cause. For purposes of this Agreement "Cause" means: (i) commission of any act of fraud or gross negligence by the Executive in the course of his employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or financial condition of the Company; (ii) willful

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material misrepresentation at any time by the Executive to the Company; (iii)
voluntary termination of employment by the Executive; (iv) the Executive's willful failure or refusal to comply with any of his material obligations under this Agreement or to comply with a reasonable and lawful instruction of the Board, which in each case continues for a period of 15 days after the Executive's receipt of a written notice from the Board identifying the objectionable action or inaction by the Executive; (v) any conviction of, or plea of guilty or nolo contendere to, any felony, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; (vi) any willful or grossly negligent failure substantially to comply with any written rules, regulations, policies or procedures of the Company furnished to the Executive which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company; or (vii) any willful failure to comply with the Company's policies regarding insider trading.

               (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company, or by the Executive, is effective, as the case may be.

               6. Obligations of the Company Upon Termination. (a) By the Company without Cause (Other than for Death or Disability) or by the Executive for Good Reason. If the Company terminates the Executive's employment without Cause (other than due to the Executive's death or Disability), or the Executive terminates his employment for Good Reason, the Company shall: (x) pay the amounts described in subparagraph (i) below to the Executive in a lump sum

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within 10 days following the Date of Termination; (y) continue payments of the
Executive's Annual Base Salary as described in subparagraph (ii) below; and (z) continue the benefits described in subparagraph (iii) below throughout the remainder of the Employment Period and thereafter for a period of 12 months.

               (i) The amounts to be paid in a lump sum as described in subsection (x) above are:

                      A. The Executive's accrued but unpaid cash compensation
               (the "Accrued Obligations"), which shall equal the sum of (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (3) any accrued but unpaid vacation pay; and

                      B. The Target Bonus and the Discretionary Bonus for the
               fiscal year during which the Date of Termination occurs (in lieu of any pro rata Annual Bonus for such fiscal year).

               (ii) The Annual Base Salary shall be continued throughout the remainder of the Employment Period and thereafter for a period of 12 months and shall be payable in semi-monthly installments.
               (iii) The benefits shall be continued as described in subsection
(z) above and in paragraph (b) below and shall be benefits for the Executive and/or the Executive's family at least as favorable as those that would have been provided under Section 3(e)(ii) of this Agreement if the Executive's employment had continued until 12 months following the end of the Employment Period; provided, however, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits

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provided by the Company under this subparagraph may be made secondary to those provided under such other plan. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits under this subparagraph, the Executive shall be deemed to have retired on the 12-month anniversary of the end of the Employment Period.

               (b) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability, the Company shall
(x) pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum in cash within 10 days after the Date of Termination; (y) pay to the Executive or the Executive's estate or legal representative on or before the date that such amounts would have been payable but for the death or Disability of the Executive, an amount equal to the pro-rata (based on the number of days employed) Target Bonus and Discretionary Bonus for the year in which the Date of Termination occurs, provided that the Objectives and Targets are achieved for such year; and (z) continue the benefits described in Section 6(a)(iii), to the extent applicable, until the first anniversary of the Executive's Date of Termination. Thereafter, the Company shall have no further obligations under this Agreement.

               (c) By the Company for Cause or by the Executive without Good Reason. If the Company terminates the Executive's employment for Cause or if the Executive terminates his employment without Good Reason, the Company shall pay the Executive in a lump sum the Accrued Obligations not later than 30 days after the Date of Termination. Thereafter, the Company shall have no further obligations under this Agreement.

               (d) Effect on Employment of the Executive of a Change in Control and Certain Stock or Asset Purchasers. In the event of a Change in Control of the Company or if all or substantially all of the stock or assets of the Company are sold or otherwise disposed of to a person or entity not affiliated with the Company, the Executive shall have the right to resign during the Employment Period, as an officer, director and employee of the Company within nine months following such occurrence if a "Triggering Event" occurs, and be entitled to

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receive, commencing on the date of such termination, the same payments and other benefits to which the Executive would have been entitled had the Company terminated the Executive's employment without Cause. For purposes of this Agreement, "Triggering Event" shall mean a material and adverse alteration in the Executive's duties, authority, responsibilities, title or compensation following a Change in Control. "Change in Control" shall have the meaning given in the Plan, except that for the purposes of this Agreement, the sale of the Company's operations of bowling centers shall be deemed a "Change in Control".

               7. Full Settlement. The Company's obligations to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 6(a)(iii), such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

               8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its subsidiaries that the Executive obtains during the Executive's employment by the Company and that is not public knowledge or does not become (other than as a result of the Executive's violation of this Section 8) ("Confidential Information"). The

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Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law.

               9. Noncompetition; Nonsolicitation. (a) Unless the Executive's employment is terminated by the Company without Cause, during the Employment Period and during the two-year period thereafter (the "Restriction Period"), the Executive shall not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or other enterprise or entity that is, or intends to be, engaged in any business which is in competition with the "business" of the Company or any of its subsidiaries in any country in which the Company or any of its subsidiaries operate, compete or are engaged in such business or at such time have an intention so to operate, compete or become engaged in such business (a "Competitor"). For purposes of this Agreement, "business" shall mean bowling centers, movie theaters and the sale of products relating to bowling. For purposes of this Agreement, the term "participate" includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market).

               (b) During the Restriction Period, the Executive shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person that from the beginning of the two-year


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period preceding such termination of the Executive's employment through the date of any solicitation or other such action is or was engaged in a business relationship with the Company or any of its subsidiaries to terminate its relationship with the Company or any of its subsidiaries or to engage in a business relationship with a Competitor.

               (c) During the Restriction Period, the Executive will not, except with the prior written consent of the Company, directly or indirectly, induce any employee of the Company or any of its subsidiaries or Affiliates to terminate employment with such entity.

               (d) Promptly following the expiration of the Employment Period, the Executive shall return to the Company all property of the Company and its subsidiaries, and all copies thereof in the Executive's possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.

               (e) The Executive acknowledges and agrees that (i) the Restriction Period and the covenants and obligations of the Executive in Sections 8 and 9 are fair and reasonable and the result of negotiation, relate to special, unique and extraordinary matters, and a violation of any of the terms of such covenants and obligations will cause the Company and its subsidiaries irreparable injury for which adequate remedies are not available at law; and (ii) the Company shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from violating of any such covenants and obligations. Such injunctive remedies shall be cumulative and in

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addition to any other rights and remedies the Company may have at law or in equity. If a court holds that such restrictions are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

               10. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               11. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:

                  Roland Smith
                  2631 N.E. 36 Street
                  Lighthouse Point, Florida  33064


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               If to the Company:

                  8100 AMF Drive
                  Richmond, VA  23111
                  Attention: Corporate Secretary

or to such other address as either party furnishes to the other in writing in accordance with this Section 11(b). Notices and communications shall be effective when actually received by the addressee.

               (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations. No later than any date as of which an amount first becomes includible in the gross income of the Executive for federal income tax purposes with respect to any stock option, the Executive shall pay to the Company, as appropriate, or make arrangements reasonably satisfactory to the Company, as appropriate, regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. If the Executive desires to use unrestricted, unencumbered stock to pay any required withholding taxes, the Company will cooperate with the Executive in that regard.

               (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.


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               (f) The Executive and the Company each acknowledge that this
Agreement (together with the terms of the Plan and Option Agreement) supersede all other agreements and understandings, both written and oral, among the parties concerning the subject matter hereof. The Executive hereby represents and warrants that he is not a party to any agreement or understanding which would prohibit him from entering into this Agreement and accepting employment with the Company or otherwise fulfilling his obligations hereunder.


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               IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of it Boards of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.
                                            AMF BOWLING, INC.


                                            By:  /s/ Stephen E. Hare
                                                 -------------------
                                                 Name: Stephen E. Hare
                                                 Title: CFO



                                                /s/ Roland Smith
                                                ----------------
                                                 Roland Smith

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                                                                  EXHIBIT A


                               RELOCATION EXPENSES


1. Up to three house hunting trips for the Executive and his family for the purpose of obtaining a new residence and to become familiar with the schooling situation. Such expenses may include reasonable costs for transportation, lodging and meals.

2. Reasonable costs of moving of all household goods including packing and unpacking, insurance at replacement value and temporary storage, if needed. Such costs may also include the shipping of automobiles. Executive should get a minimum of two estimates including a Company-recommended mover; however, the final decision on choice of moving company is the responsibility of the Executive. Up to 30 days of reasonable temporary housing and living expenses, if needed. Such expenses may include lodging, meals and telephone calls.

3. Company shall pay all reasonable and customary expenses related to the sale of existing residence as well as the purchase of a new residence. Such expenses may also include the utilization of a third party buy-on firm for the sale of the existing residence, if necessary. Any losses incurred on the sale of the existing residence and the boat shall be limited to $50,000 in the aggregate, as set forth in the Agreement. Reasonable and customary expenses may include, but shall not be limited to, such items as mortgage pre-payment penalty, loan origination fees, real estate commissions, title search, document preparation fees, notary fees, attorneys fees, title insurance, recording fees, tax/stamps, transfer taxes, pest and building inspections.

4. A one-time miscellaneous allowance of one-half month's base salary.

5. Income tax gross-up on the relocation expenses.